SUB-ITEM 77C







Results of annual meeting of shareholders

The Annual Meeting of Shareholders of Legg Mason BW Global
Income Opportunities Fund Inc. was held on February 27, 2015 for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the Meeting:





No. Shares

Robert D. Agdern
Affirmative



17,467,745.300
Withhold
  1,380,744.000
Eileen A. Kamerick

Affirmative
17,566,744.300
Withhold
1,281,745.000
Riordan Roett

Affirmative
17,462,016.300
Withhold
1,386,473.000
At April 30, 2015, in addition to Robert D. Agdern, Eileen A.
Kamerick and Riordan Roett, the other Directors of the Fund were as follows:

Carol L. Colman
Daniel P. Cronin
Paolo M. Cucchi
Kenneth D. Fuller
Leslie H. Gelb
William R. Hutchinson